Exhibit 99.1

Air Methods Provides Update on August Transports

DENVER, CO, September 7, 2016 — Air Methods Corporation (Nasdaq: AIRM), the global leader in air medical transportation, today reported preliminary patient transport and tourism passenger data for the month of August 2016.

Air Medical	Aug-16	Aug-15	YOY Change (%)	QTD 3Q16	QTD 3Q15	YOY Change (%)
Transports	6,023	5,895	2.2%	12,402	11,711	5.9%
Transports + Weather Cancellations	8,577	7,646	12.2%	17,194	15,448	11.3%
Same-Base Transports (SBTs)	5,031	5,717	-12.0%	10,302	11,341	-9.2%
SBT + Weather Cancellations	7,226	7,434	-2.8%	14,438	15,000	-3.7%

Tourism	Aug-16	Aug-15	YOY Change (%)	QTD 3Q16	QTD 3Q15	YOY Change (%)
Passengers	48,000	44,733	7.3%	97,203	94,748	2.6%

Aaron Todd, CEO of Air Methods, stated, “Weather cancellations as a percent of requests for patient transport increased to 19.8% in August 2016, a significant increase from the historic average. From 2011 to 2015, weather cancellations in the month of August averaged 14.8% of requests.”

About Air Methods Corporation

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features approximately 500 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements we make with regard to preliminary results of (i) total transports, (ii) same-base transports,  (iii) weather cancellations, (iv) weather cancellations as a percent of requests,  and (v) tourism passengers for August 2016, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the Company’s completion of its third quarter closing and review procedures and other matters set forth in the Company’s filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Peter P. Csapo, Chief Financial Officer, (peter.csapo@airmethods.com). Please contact Christina Brodsly at (christina.brodsly@airmethods.com) to be included on the Company’s e-mail distribution list.